Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-138767) pertaining to the Calumet GP, LLC Long-Term Incentive Plan of Calumet Specialty Products Partners, L.P. of our report dated February 22, 2007, with respect to the consolidated financial statements of Calumet Specialty Products Partners, L.P. and our report dated February 22, 2007, with respect to the balance sheet of Calumet GP, LLC, included in its Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/  ERNST & YOUNG LLP

Indianapolis, Indiana
February 22, 2007